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                                                                   Exhibit 10.9

                            EMPLOYMENT AGREEMENT


     THIS AGREEMENT ("Agreement") is made and entered into this 1st day of December, 1997, by and between GERARD M. JACOBS (the "Executive") and METAL MANAGEMENT, INC., a Delaware corporation (the "Company").

     WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment;

     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the Company and the Executive do hereby agree as follows:

         1. Employment and Duties.

            (a) On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as the Chief Executive Officer of the Company to perform such duties and responsibilities as are consistent with such positions.

            (b) Directorship. The Executive is currently a member of the Company's Board of Directors (the "Board of Directors"), and throughout the Employment Period (as hereafter defined) the Company shall cause the Executive to be nominated for election to the Board of Directors. Failure of the Company to so nominate the Executive, or the failure of the stockholders of the Company to elect the Executive to the Board of Directors following nomination, shall constitute "Good Reason" for the Executive to resign pursuant to Section 14(e) below and any such resignation shall be deemed a termination by the Company pursuant to Section 14(a) below.

            (c) Executive Committee. Reference is hereby made to that certain Stockholders' Agreement for Metal Management, Inc. dated December 1, 1997 by and among Albert A. Cozzi, T. Benjamin Jennings, the Executive, Frank J. Cozzi, Gregory P. Cozzi and the Company (the "Stockholders' Agreement"). The Board of Directors has amended the Bylaws of the Company in order to create an Executive Committee (the "Executive Committee") of the Board of Directors, which Executive Committee is authorized to act on behalf of and in the name of the Board of Directors during the periods between meetings of the full Board of Directors, including in regard to certain actions specified in Section 1.2 of
the Stockholders' Agreement.   The Executive Committee shall consist of the
Chairman of the Board of Directors, the President and Chief Operating Officer of the Company, and the Chief Executive Officer of the Company, and one or more other senior company executives chosen by the Executive Committee. As the Chief Executive Officer of the Company, the Executive shall be a member of the Executive Committee during the Employment Period, and as such the Executive shall participate in all decision-making by the Executive Committee. All actions by the Executive Committee shall be by majority vote, excepting, however, that no action may be taken by the Executive Committee without the unanimous consent of (i) Albert A. Cozzi or his successor on the Executive




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Committee, Frank J. Cozzi, (ii) T. Benjamin Jennings for so long as he is employed by the Company, and (iii) Gerard M. Jacobs for so long as he is employed by the Company.

         2. Performance.  The Executive accepts the employment described in
Section 1 above, and agrees to faithfully and diligently perform the duties and responsibilities described therein. The Executive shall devote time and attention to matters of the Company such that the Executive's services to the Company constitute his primary business activity. The Company acknowledges that the Executive may (i) engage in charitable and community affairs (including serving on the board of directors or similar management body of any charitable or community organization), (ii) serve on the board of directors of or act as a consultant to other companies which are not engaged in a business that directly or indirectly competes with the Company Business (as defined in Section 18 below), and (iii) make personal investments. The Company further acknowledges and agrees that Executive will devote a portion of his time and energies to the entities set forth on Exhibit A attached hereto.

         3. Term. The term of employment under this Agreement shall commence on the date of this Agreement (the "Commencement Date") and shall continue for a period of five (5) years thereafter (the "Employment Period"); provided, however, that on each anniversary of the Commencement Date, the Employment Period shall be automatically extended for an additional year unless at least sixty (60) days before any such anniversary, either the Executive or the Company, as the case may be, notifies the other of its desire not to further extend the Employment Period; and provided, further, that the Employment Period shall terminate upon the earliest to occur of the events described in Section
14 hereunder. For purposes of this Agreement, "Balance of the Term" shall mean the period beginning on the date of termination and ending on the date that the Employment Period would have ended pursuant to this Section 3 due to lapse of time (assuming no further extensions of the Employment Period beyond those already approved as of the date of termination), without regard to Section 14.

         4. Salary. For all the services to be rendered by the Executive hereunder, the Company agrees to pay, during the Employment Period, a base salary ("Salary") at an initial rate of Two Hundred and Seventy-Five Thousand Dollars ($275,000.00) per Contract Year, payable in the manner and frequency in which the Company's payroll is customarily handled. For purposes of this Agreement, "Contract Year" shall mean a one-year period commencing on the Commencement Date or on any anniversary of the Commencement Date. The Company may increase the Executive's Salary at any time, or from time to time, during the Employment Period, provided, however, that the Company may not at any time reduce the Salary from its then-current level. In no event shall the Salary paid hereunder with respect to any Contract Year be less than the base salary paid to Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings with respect to such Contract Year, so long as they are then employed by the Company.

         5. Incentive Compensation. In addition to the Executive's Salary, the Company shall pay to the Executive, during the Employment Period, additional compensation ("Incentive Compensation") calculated as follows:


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            (a) Stock Warrants.  On the Commencement Date, the Company shall grant the Executive warrants to purchase three hundred seventy-five thousand (375,000) shares of common stock of the Company at an exercise price of Five Dollars and 91/100 ($5.91) per share and warrants to purchase three hundred fifty thousand (350,000) shares of common stock of the Company at an exercise price equal to the lesser of (a) seventy-five percent (75%) of the closing price per share of the Company's common stock on the last trading date prior to the Closing, and (b) $12.00 per share, subject to all federal and state securities and other laws. All warrants issued pursuant to this Section 5(a) shall be governed by and subject to all conditions, terms and restrictions in the actual warrant which is attached hereto as Attachment A and hereby incorporated by reference.

            (b)   [THIS SECTION INTENTIONALLY LEFT BLANK.]

            (c)   Other Stock Terms.
                  ------------------

                  i)  [THIS SECTION INTENTIONALLY LEFT BLANK.]

                  ii) The Company represents and warrants to the Executive that the grant of warrants to purchase shares of common stock of the Company hereunder shall be an exempt acquisition under
            Section 16(b) of the Securities Exchange Act of 1934.

                  iii) The Executive acknowledges that the Company's
            common stock is publicly traded and is subject to various federal and state securities laws and that the shares acquired upon the exercise of the warrants (collectively the "Shares") are being issued pursuant to such laws and agrees that he will comply with any and all applicable laws and regulations governing the Shares.

                  iv) The Company shall use its best efforts to file as soon as practicable, and shall use its best efforts to cause to remain effective, a registration statement(s) as may be necessary to permit the Executive to sell in the public market any and all Shares acquired hereunder upon exercise in the case of the Shares received on exercise of the warrants, provided, that Executive understands and agrees that this Section 5(c)iv) shall be subject to any restrictions on transfer contained in that certain Stockholders' Agreement by and among the Company, Executive, Frank J. Cozzi, Gregory P. Cozzi, Albert A. Cozzi and T.
            Benjamin Jennings, and nothing contained in this Section 5(c)(iv) shall be deemed to impose any obligation upon the Company to take any action whatsoever that, in the opinion of the Executive Committee, would or might delay or hinder any material transaction involving the Company, including but not limited to any of the Company's acquisitions or any of the Company's debt or equity financings, or that would or might be deemed to be a default or violation of any of the Company's contracts in regard to any of such


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            transactions or financings, including but not limited to any
            "blackout" periods imposed by the Company's underwriters.

            (d) Stock-Based Plans. The Executive shall be eligible to participate in and receive awards under any other stock-based plans of the Company pursuant to Section 12 below.

            (e) [THIS SECTION INTENTIONALLY LEFT BLANK.]

         6. Cash Bonus Compensation. The Executive shall be entitled to the following bonus compensation:

            (a) Annual Cash Bonus. On each anniversary of the Commencement Date, the Executive shall be entitled to a minimum annual cash bonus (the "Annual Cash Bonus") in an amount equal to twenty-five percent (25%) of his Salary for the Contract Year then ended, or, in the event the Employment Period is terminated for any reason during a Contract Year, a prorated amount equal to twenty-five percent (25%) of the Executive's Salary in such Contract Year multiplied by a fraction, the numerator of which is the number of calendar days in which the Executive was employed by the Company during such Contract Year and the denominator of which is 365. The Company shall pay the Annual Cash Bonus to the Executive no later than thirty (30) days after the end of such Contract Year or, in the event the Employment Period is terminated during the Contract Year, five (5) days after the date the Employment Period is terminated. In no event shall the Annual Cash Bonus percentage used to calculate the Executive's Annual Cash Bonus with respect to any Contract Year be less than the guaranteed annual cash bonus percentage used to calculate any guaranteed annual cash bonus paid to Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings with respect to such Contract Year, so long as they are then employed by the Company.

            (b) Additional Bonus. The Executive shall be eligible to receive additional cash bonuses pursuant to Section 12 below.

         7. Vacation. In accordance with the policies and rules governing the vacation of other members of the Executive Committee, the Executive shall be entitled to take vacations with pay, during each year of service under this Agreement, to be taken during the year at such time or times as may be approved by the Company. Such vacation shall be at least six (6) weeks, but no less than the vacation granted Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings, so long as they are then employed by the Company. Unless otherwise established for members of the Executive Committee, unused vacation days shall not be accumulated from one year to the next.

         8. Sick Leave. In accordance with the policies and rules governing the sick leave of Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings, the Executive shall be allowed paid sick leave during each year of service under this Agreement. Unless otherwise established for members of the Executive Committee, unused sick leave shall not be accumulated from one year to the next.


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         9.  Disability Benefit.  If at any time during the Employment Period the Executive is unable to perform fully his duties hereunder for a period of six (6) consecutive months by reason of illness, accident, or other physical or mental disability (as confirmed by competent medical evidence) and such condition may reasonably be expected to be permanent ("Total Disability"), the Executive shall be entitled to receive (i) any accrued but unpaid Salary, Annual Cash Bonus (determined in accordance with Section 6(a)), and prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (ii) any and all disability benefits then available to Frank
J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings, so long as they are then employed by the Company. In the event there is then no established policy regarding disability benefits afforded to Frank J. Cozzi, Albert A. Cozzi and
T. Benjamin Jennings or such benefits afforded to Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings are less than seventy percent (70%) of the Executive's then-current Salary and Annual Cash Bonus for the Balance of the Term, then the Executive shall be entitled to receive periodic payments of seventy percent (70%) of his then-current Salary and Annual Cash Bonus (determined pursuant to Section 4 of this Agreement) for the Balance of the Term. If any dispute regarding the existence of the Executive's Total Disability arises, each party shall appoint a physician and such physicians shall jointly appoint a third physician, the decision of any two (2) of such physicians regarding the existence of Total Disability shall be binding upon the parties. Notwithstanding the foregoing provision, the amounts payable to the Executive pursuant to this Section 9 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company.

         10. Death Benefit. In the event of the death of the Executive during the Employment Period, the Company shall pay (i) any accrued but unpaid
Salary, Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (ii) any and all death benefits then available to Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings. In the event there is then no established policy regarding death benefits afforded to Frank J. Cozzi, Albert
A. Cozzi and T. Benjamin Jennings or such benefits afforded Frank J. Cozzi, T. Albert A. Cozzi and T. Benjamin Jennings are less than a lump-sum payment equal to the Executive's then-current Salary and Annual Cash Bonus otherwise payable to the Executive for the one-year period immediately following the Executive's death, then the Company shall pay as a survivor's benefit a lump-sum amount equal to the Executive's then-current Salary and Annual Cash Bonus that would otherwise be payable to the Executive pursuant to Section 4 of this Agreement for the one-year period immediately following the Executive's death. The benefits payable under this Section 10 shall be paid to the person or persons designated by the Executive on the form provided by the Company or, in the absence of such a designation, as follows: (i) to the Executive's spouse if she survives him; (ii) if the Executive's spouse fails to survive the Executive, then in equal shares to the Executive's children who survive him; or (iii) if neither Executive's spouse nor any child survives the Executive, then all to the Executive's estate.

         11. Insurance. During the Employment Period, the Company shall apply for, procure and pay for, in the Executive's name and for the Executive's benefit, with the


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Executive's designee as the beneficiary, life insurance owned by the Executive in the following amounts: $1,000,000 through a term life policy and $1,000,000 through a whole life policy. The Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing reasonably necessary to effectuate such insurance.

         12. Other Compensation, Benefits and Perquisites. The Executive's Salary shall be as described in Section 4 above; his stock Incentive Compensation shall be as described in Section 5 above; his Annual Cash Bonus shall be as described in Section 6(a) above; his vacation shall be as described in Section 7 above; and his sick leave, disability benefit, death benefit and insurance shall be as described in Sections 8, 9, 10 and 11 above, respectively. In addition to the aforesaid types of compensation, benefits and perquisites, the Executive shall be entitled to participate in all other types of compensation, benefits and perquisites then available to Frank J. Cozzi, Albert A. Cozzi and T. Benjamin Jennings, such as, but not limited to: cash bonuses in addition to guaranteed cash bonuses; stock option plans; 401-K plans; welfare plans; business travel policies; car allowance; medical insurance; dental insurance; dues, fees and costs (including travel) associated with membership and participation in professional, educational and other clubs and organizations, and attendance at professional, educational and other programs, presentations, workshops, seminars and conventions. The Executive's participation in all such other types of compensation, benefits and perquisites shall be identical to those of Frank J. Cozzi and Albert A. Cozzi, excepting only that the amount of the Executive's cash bonus (if any) in addition to his Annual Cash Bonus, and also the level of the Executive's participation in stock option grants and stock option plans (if any), shall be determined and granted by the Board of Directors from time to time based upon the Executive's responsibilities and performance, and shall not necessarily be in the same amounts or levels as are received by Frank J. Cozzi and Albert A. Cozzi. Notwithstanding anything to the contrary, however, for so long as both Executive and T. Benjamin Jennings are employed by the Company, Executive's compensation, benefits and perquisites (including, but not limited to: Salary; Incentive Compensation; Annual Cash Bonus; additional cash bonus; vacation; sick leave; disability benefit; death benefit; insurance; warrants; stock option grants and plans; 401(k) plans; welfare plans; business travel policies; car allowance; medical insurance; dental insurance; dues, fees and costs (including travel) associated with membership and participation in professional, educational and other clubs and organizations, and attendance at professional, educational and other programs, presentations, workshops, seminars and conventions; and Company auto and other reimbursement policies) shall be identical in all respects to those of T. Benjamin Jennings. Without limiting the generality of the foregoing, it is expressly agreed: that Executive's car allowance from the Company shall never be less than One Thousand Dollars ($1,000) per month, provided that any portion of such car allowance that is not being used to pay for the Executive's car shall be paid by the Company to the Executive as additional compensation in regard to such month; that the Executive shall also be fully reimbursed by the Company for all gas, oil, repairs, maintenance and insurance in regard to such car; and that the Company shall supply and pay all of the costs, fees and charges in regard to a Company phone at the Executive's home office (if any), a car phone, and a cellular phone. The Executive understands and agrees that the Executive Committee shall be permitted from time to time to establish an annual dollar limitation upon the Company's expenditures in regard to dues, fees and costs (including travel) associated with membership and participation in professional, educational and other clubs and organizations, and attendance at professional,


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educational and other programs, presentations, workshops, seminars and conventions, other than the Institute of Scrap Recycling Industries (ISRI), incurred by any member of the Executive Committee, which limitation shall be identical with respect to each member of the Executive Committee: provided that so long as the Company's common stock as of the first trading day of each fiscal year of the Company is trading at or above Ten Dollars ($10.00) per share, such annual limitation for such year shall not be less than Twenty Thousand Dollars ($20,000.00) per member of the Executive Committee.

         13. Business Expense Reimbursement. The Company shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel, entertainment and phone expenses. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service regulations or other requirements. All such reimbursements shall be payable by the Company to the Executive within a reasonable time after receipt by the Company of appropriate documentation thereof; provided, however, the Company shall have no obligation to reimburse any expenses for which appropriate and customary back-up documentation is not provided within ninety (90) days following accrual of the obligation in question.

         14. Termination.

             (a) Unilateral Termination. The Employment Period may be terminated by either party at any time by written notice of termination given to the other party at least ninety (90) days in advance of the termination date stated in such notice.

             (b) Termination for Just Cause. The Company shall have the option to terminate the Employment Period, effective upon written notice of such termination to the Executive, for Just Cause as determined by the Executive Committee. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events:

                 i) The willful and continued failure by the Executive to
             substantially perform his duties with the Company (other than any such failure resulting from termination by the Company pursuant to Section 14(a), Total Disability, retirement or death) after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive fails to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand; provided, that if it is not reasonably possible for the Executive to resume such substantial performance within such fourteen (14) days, then such fourteen (14) day time period shall be


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             extended to that minimum period of time during which it is reasonably possible for the Executive to resume such substantial performance;

                 ii) The willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise and the Executive's failure to cease engaging in such conduct within fourteen (14) days after a demand for such cessation is delivered to the Executive by the Company that specifically identifies such conduct; provided, however, that if it is not reasonably possible for the Executive to cease such conduct within such fourteen (14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for the Executive to cease such conduct; or

                 iii) The Executive's conviction of a felony or a misdemeanor which materially impairs the Executive's ability substantially to perform his duties with the Company.

For purposes of this subsection (b), an act, or failure to act, on the Executive's part, shall not be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interest of the Company.

             (c) Termination Upon Death. The Employment Period shall automatically terminate upon the death of the Executive, without further action by the Company.

             (d) Termination Upon Disability. The Employment Period shall terminate thirty days after the Company notifies the Executive of a determination of Total Disability (as defined above) of the Executive, provided the Executive does not dispute such determination as provided in Section 9 hereof, in which case the date of termination for Total Disability shall be the date the Executive is determined to have a Total Disability pursuant to Section 9 hereof.

             (e) Termination for Good Reason. The Executive shall have the right to resign for Good Reason (as defined below) and any such resignation shall be deemed a termination by the Company pursuant to Section 14(a). For purposes of this Agreement, "Good Reason" shall mean (i) any material breach by the Company of its obligations hereunder, including without limitation any material breach of the Company's obligations under Sections 1(b) or 1(c) above, which is not cured within fourteen (14) days of written notice from the Executive to the Company describing such breach, (ii) any transfer of the Executive's principal work location to a location outside the downtown business district of Chicago, Illinois, (iii) the termination of the Employment Period by the Executive for any reason or no reason at all at any time during the one-year period immediately following the date of a Change in Control, or (iv) the termination of the Employment Period by the Executive for any reason or no reason at all at any time during the one-year period immediately following the date the Executive receives notice


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of non-renewal from the Company pursuant to Section 3 herein.  For purposes of this Agreement, a "Change in Control" of the Company shall mean:

                 i)   [THIS SECTION INTENTIONALLY LEFT BLANK.]

                 ii)  [THIS SECTION INTENTIONALLY LEFT BLANK.]

                 iii) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, that was not approved by the Executive Committee, provided that, without limitation, a Change in Control shall be deemed to have occurred if the following events occur without the affirmative vote of the Executive Committee:

                      a) any "person" (as defined in Sections 13(d) and 14(d)
                 of the Exchange Act), other than Albert A. Cozzi, Frank
                 J. Cozzi and Gregory P. Cozzi and their respective heirs, trusts, estates, personal representatives, legatees and assigns, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities computed on a fully diluted basis (assuming the conversion of all outstanding convertible securities of the Company and the exercise of all options and warrants which, at the time of determination, are vested and are exercisable at a price less than the then market price of the Company's Common Stock),

                      b) during any period of two (2) consecutive years (not
                 including any period prior to the execution of this Agreement), there shall cease to be a majority of the Board of Directors of the Company comprised as follows: individuals who at the beginning of the Employment Period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Employment Period or whose election or nomination for election was previously so approved, or

                      c) the shareholders of the Company (a) approve a merger
                 or consolidation of the Company or a subsidiary of the Company with any other corporation, other than a merger with


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                 Cozzi Iron & Metal, Inc., and other than a merger or
                 consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                 (b) approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         15. Surrender of Properties. Upon termination of the Executive's employment with the Company, regardless of the reason therefor, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment and, in addition, the Executive shall surrender to the Company any and all sales materials, lists of customers and prospective customers, price lists, files, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

         16. Chicago Headquarters. The Company acknowledges that the Executive shall be based within the City limits of Chicago, Illinois, during the Employment Period.

          17. Severance Pay.

              (a) Notwithstanding any other provision of this Agreement, if the Employment Period is terminated by the Company pursuant to Section 14(a), the Company shall pay the Executive (i) any accrued but unpaid Salary, prorated Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (ii) a lump-sum severance payment equal to the greater of (A) the Executive's then-current Salary and Annual Cash Bonus for the Balance of the Term, or (B) the product of 5.00 multiplied by the Executive's highest total annual cash compensation (as reported by the Company on Internal Revenue Service Form W-2) earned by the Executive in any one of the three (3) calendar years immediately preceding the calendar year in which the termination occurs. In addition, (i) the Company shall continue all medical, dental and life insurance benefits at no cost to the Executive for the greater of (A) twelve
(12) months, commencing on the date of termination of the Employment Period, or
(B) the Balance of the Term (the provision by the Company of any such group health benefits shall not be considered continuation coverage pursuant to
Section 4980B of the Internal Revenue Code of 1986, as amended, and such continuation coverage shall commence on the date that benefits provided hereunder cease), and (ii) the ownership of all warrants and options granted to the Executive by the Company under this Agreement shall be immediately and fully vested in the Executive and shall remain outstanding and exercisable until the expiration date of such warrants and options (without regard to any early termination of such options or warrants resulting from the Executive's termination of employment). Other than as provided herein, if the Employment Period is terminated by the Executive pursuant to Section 14(a) or by the Company as provided


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in Section 14(b) of this Agreement, the Company shall pay to the Executive any accrued but unpaid Salary, prorated Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination. Any benefit payable pursuant to this
Section 17 shall be paid to the Executive in a lump-sum within five (5) days after the termination of the Employment Period.

             (b) In the event that the Executive becomes entitled to the severance payments as provided herein, if it is determined that any of such payments will be subject to the tax or any other similar state or local excise taxes (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall "gross-up" such severance payments so that the amount received by the Executive after payment of such Excise Tax shall be equal to the amount to which the Executive was entitled prior to application of such Excise Tax.

         18. Restrictive Covenants. In addition to any other obligation of the Executive under any other agreement with the Company, in order to assure that the Company will realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, the Executive agrees that he shall not during the Employment Period and for a period of thirty-six (36) months from the termination of the Employment Period; provided, that, in the event the Employment Period is terminated by the Company pursuant to Section 14(a) on or before the second anniversary of the Commencement Date, the thirty-six (36) month period provided herein shall be reduced to a twelve (12) month period; and provided further, that, in the event the Employment Period is terminated by the Company pursuant to Section 14(a) after the second anniversary of the Commencement Date, the thirty-six (36) month period provided herein shall be reduced to a thirty (30) month period:

             (a) directly or indirectly, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder or in any other capacity of any company or business, engage in any business activity in any state in which the Company owns a scrap metal yard or scrap metal processing facility on the date of termination of such Employment Period which is directly or indirectly in competition with the Company Business; provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

             (b) directly or indirectly (i) induce any person which is a customer of the Company or any subsidiary or affiliate of the Company on the date of the termination of such Employment Period to patronize any business directly or indirectly in competition with the Company Business; (ii) canvass, solicit or accept from any person that is a customer of the Company or any subsidiary or affiliate of the Company on the date of the termination of the Employment Period, any such competitive business, or (iii) request or advise any person that is a customer of the Company Business on the date of the termination of the Employment Period to withdraw, curtail, or cancel any such customer's business with the Company or any affiliate or subsidiary of the Company;

             (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company on the date of the termination of the Employment Period or within six months prior to the date of termination of the Employment Period, or in any manner seek to induce any such person to leave his or her employment;

             (d) For purposes of this Agreement, "Company Business" shall mean scrap iron or scrap metal recycling and/or processing conducted by the Company or its subsidiaries or affiliates and any other business that the Company or its subsidiaries or affiliates may be engaged in (other than real estate development) at the time of the termination of the Employment Period.

             (e) [THIS SECTION INTENTIONALLY LEFT BLANK.]

             (f) The Executive agrees and acknowledges that the restrictions contained in this Section 18 are reasonable in scope and duration and are necessary to protect the Company after the Commencement Date. If any provision of this Section 18 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to the Company and upon breach of any provision of this Section, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

             (g) [THIS SECTION INTENTIONALLY LEFT BLANK.]

         19. Confidentiality of Information: Duty of Non-Disclosure. The Executive acknowledges and agrees that his employment by the Company under this agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times, whether during or after the termination of the Employment Period, he will not, directly or indirectly, without the prior written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, customer lists, price lists, other lists, contracts, business plans, forms, manuals, other documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies or reproductions thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company.

         20. Enforcement.

             (a) Upon presentation of a claim or claims (collectively, "Claims") arising out of or relating to this Agreement, or the breach hereof, by an aggrieved party, the other party shall have thirty (30) days in which to make such inquiries of the aggrieved party and conduct such investigations as it believes reasonably necessary to determine the validity of the Claims. At the end of such period of investigation, the complained of party shall either pay the amount of the Claims or the arbitration proceeding described immediately below shall be invoked.

             (b) In the event that the Claims are not settled by the procedure set forth immediately above, the Claims shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby.

             (c) The parties shall submit the dispute to the Chicago regional office of the AAA and the situs of the arbitration shall be Cook County, Illinois.

             (d) The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten
(10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Chicago metropolitan area.

             (e) The single arbitrator selected by the AAA shall be an attorney, accountant or other professional licensed to practice by the State of Illinois.

             (f) Notwithstanding anything in the Rules to the contrary, the arbitration award shall be made in accordance with the following procedure. Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within ten (10) business days after the award has been made, together with interest from the date of award at the rate of six percent (6%). Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.

         21. Costs of Enforcement. The Company shall reimburse the Executive for reasonable attorneys' fees and costs incurred by the Executive in connection with any claim by the Executive brought hereunder (including but not limited to all reasonable attorneys' fees and costs incurred by the Executive in contesting or disputing any termination of the Employment Period, or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to any payment or benefit provided hereunder), so long as such claim is brought in good faith.

         22. Competing Interest. During the Employment Period, the Executive shall not, without the prior written consent of the Company, (i) engage in any other business activity for gain, profit, or other pecuniary advantage or
(ii) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, executive, creditor, or otherwise, with the operation, management, or conduct of any business, in either case which directly or indirectly competes with the Company Business. Provided, however, that this Section 22 shall not prohibit the Executive from owning up to five (5) percent of the publicly traded shares of any entity.

         23. No Duty to Mitigate or Offset. The Executive shall not be required to mitigate or offset the amount of any payments that the Executive may receive from the Company as a result of the termination of the Employment Period. The amounts payable hereunder by the Company as a result of the termination of the Employment Period shall be considered liquidated damages and shall not be reduced by any amounts that the Executive earns through other employment or otherwise, except that the Company's obligation to continue medical, dental and life insurance benefits pursuant to Section 17 herein, shall be reduced by the amount of any such benefits provided to the Executive by any other employer.

         24. Indemnification.    The Company hereby agrees to indemnify the
Executive against all liabilities, costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any threatened, pending or completed action, suit or proceeding to which the Executive may be made a party or may be threatened to be made a party by reason of the Executive's being or having been a director, officer, employee, or agent of the Company or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by applicable law. The Company shall advance all costs, charges and expenses, including legal fees, incurred by the Executive in connection with the Executive's defense of any claim for which the foregoing indemnity may apply. If it is subsequently determined that the Executive was not entitled to such indemnification, the Executive will reimburse the Company any amounts advanced pursuant to the foregoing sentence.

         25. Directors and Officers Insurance. The Executive shall be entitled to the protection of any insurance policies the Company or any of its affiliates from time to time maintains for the benefit of its senior executive officers and directors (or substantially similar policies) respecting liabilities, costs, charges, and expenses of any type whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party or may be threatened to be made a party by reason of the Executive's being or having been a director, officer, employee or agent of the Company or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         26. General Provisions.

             (a) Goodwill. The Company has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

             (b) Notice. Any notice or demand required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice or demand into the hands of the party thereunder entitled, or (ii) by the mailing of the notice or demand in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice or demand is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

         As addressed to the Company:

         Metal Management, Inc.
         500 North Dearborn Avenue
         Suite 405
         Chicago, Illinois  60610
         Attention:  Chairman

         With a copy to:

         Shefsky & Froelich Ltd.
         444 North Michigan Avenue
         Suite 2500
         Chicago, Illinois  60611
         Attention:  Erhard R. Chorle

         As addressed to the Executive:

         Mr. Gerard M. Jacobs
         Metal Management, Inc.
         500 North Dearborn Street, Suite 405
         Chicago, Illinois  60610

         With a copy to:

         Thomas V. Skinner, Esq.
         Winston & Strawn
         33 West Wacker Drive
         Chicago, Illinois  60601

The notice or demand shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of its mailing.

             (c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Executive unless made in writing and signed by him. The waiver by either party hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

             (d) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Company and shall supersede any and all prior agreements or understandings between the parties hereto; there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein. The parties do hereby terminate that certain Employment Agreement by and between the Company (formerly known as General Parametrics Corporation) and the Executive dated April 9, 1996.

             (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

             (f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable by a court of competent jurisdiction, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

             (g) Assignment. The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. The Company shall cause this Agreement and all of the Company's rights and obligations hereunder, including without limitation the obligations of the Company in the event of a termination of employment by the Company pursuant to
Section 14(a), to be assigned and expressly assumed by any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, including upon a Change in Control (as defined in Section 14(e)); provided, however, that any such assignment shall not relieve the Company of its obligations hereunder to the extent that an assignee does not fulfill such obligations.

             (h) Heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designees or, if there is no such designee, to the Executive's estate.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      METAL MANAGEMENT, INC.


                                      By: /s/ T. Benjamin Jennings
                                         -----------------------------------
                                         T. Benjamin Jennings, Chairman and
                                         Chief Development Officer


                                      By: /s/ Albert A. Cozzi
                                         -----------------------------------
                                         Albert A. Cozzi, Chief Operating
                                         Officer


                                      EXECUTIVE:

                                      /s/ Gerard M. Jacobs
                                      --------------------------------------
                                      Gerard M. Jacobs

                                 EXHIBIT "A"


1.  Crown Group, Inc.
2.  Miss Mimi Corporation
3.  GMJ Holdings, Inc.
4.  Environmental Waste Funding Corporation and affiliated entities
5.  Trailside Capital Corporation
6.  North-South Partners
7.  Entrepreneurial Capital Management
8.  Lonesome Dove Ventures
9.  J&J Investment Partnership and affiliated entities
10. Outright Industries and affiliated entities